Exhibit 99.1

Date:	July 15, 2004
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Second Quarter Earnings for 2004

LOS ALAMOS, N.M., July 15, 2004 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the second quarter of 2004.

Unaudited net income for the second quarter of 2004 totaled $3.4 million or $0.49 diluted earnings per share, compared to $2.8 million or $0.42 diluted earnings per share for the same period in 2003, an increase of 21.4% in net income and an increase of 16.7% in diluted earnings per share.  This increase was primarily due to a decrease in mortgage servicing right amortization and valuation expense of $3.2 million, as well as an increase in net interest income of $387 thousand.  This was partially offset by a decrease in gains on loans sold of $2.5 million.  The effect of these items, net of taxes, was an increase in unaudited net income of approximately $632 thousand for the second quarter of 2004 compared to the same period in 2003.

Unaudited net income for the six months ended June 30, 2004 totaled $5.8 million or $0.85 diluted earnings per share, compared to $6.4 million or $0.95 diluted earnings per share for the same period in 2003, a decrease of 10.3% in net income and a decrease of 10.5% in diluted earnings per share.  This decrease was primarily due to a decline in gains on loans sold of $4.7 million due to the decline in mortgage loan refinancing activity.  This was partially offset by a decrease in mortgage servicing right amortization and valuation expense of $3.0 million, and in increase in net interest income of $917 thousand.  The effect of these items, net of taxes, was a decline in unaudited net income of approximately $509 thousand for the first six months of 2004 compared to the same period in 2003.  Trinity’s unaudited total assets at June 30, 2004, were $1.0 billion.

Trinity is a bank holding company with approximately $1.0 billion in total assets and has approximately 300 employees.  LANB is currently in its 41st year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and an office in Santa Fe.  An additional office is currently under construction in Santa Fe and is expected to open in August, 2004.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.